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                                                                       Exhibit 5

         Stock Purchase Agreement (the "Agreement") effective as of October 9, 1998, between Officeland Inc., an Ontario corporation with principal offices located at 312 Dolomite Drive, Downsview, Ontario, Canada M3J 2N2 (the "Buyer"), and John Einarsen, an individual residing at 20707 N. Swansway, Barrington, Illinois (the "Seller"). The Buyer and Seller are referred to herein collectively as the "Parties," and individually as a "Party."

         WHEREAS the Seller owns all of the outstanding capital stock (the "Subject Shares") of Telecom Corporation of Chicago, an Illinois corporation with principal offices located at 285 Industrial Drive, Wauconda, Illinois 60084 ( "Telecom");

         WHEREAS the Seller, as sole shareholder of Telecom, for the purpose of inducing Buyer to enter into this Agreement, agrees to make certain representations and covenants concerning Telecom and the Subject Shares;

         WHEREAS this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, the Subject Shares for purchase consideration consisting of cash and Buyer's common shares;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1        Definitions.

         1.1 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including reasonable court costs and attorneys' fees and expenses.

         1.2 "Buyer" has the meaning set forth in the preface above.

         1.3 "Beneficial Ownership" shall be as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         1.4 "Closing" has the meaning set forth in Section 2.5 below.

         1.5 "Closing Date" has the meaning set forth in Section 2.5 below.

         1.6 "Code" means the Internal Revenue Code of 1986, as amended.

         1.7 "Confidential Information" means any information concerning the businesses and affairs of Telecom or the Buyer that is not already generally available to the public.

         1.8 "Disclosure Schedule" has the meaning set forth in Section 4 below.

         1.9 "Earn-Out Amount," "Earn-Out Shares," and "Earn-Out Cash," have the meaning set forth in Section 2.3 below.

         1.10 "EBT" has the meaning set forth in Section 2.3.1 below.

         1.11 "Environmental, Health, and Safety Requirements" shall mean any of the following which are applicable to Telecom: all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides,

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pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as in effect on the Closing Date.

         1.12 "Financial Statements" has the meaning set forth in Section 4.6 below.

         1.13 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.14 "Indemnified Party" has the meaning set forth in Section 8.2 below.

         1.15 "Indemnifying Party" has the meaning set forth in Section 8.2 below.

         1.16 "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

         1.17 "Knowledge" means actual knowledge of a party after reasonable investigation or constructive knowledge.

         1.18 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.19 "Material," "Materiality," "Material Adverse Effect" or the like shall mean any one or more item, circumstance or event which individually or in the aggregate have a monetary value which exceeds $5,000.

         1.20 "Most Recent Fiscal Year End" has the meaning set forth in Section
4.6 below.

         1.21 "Most Recent Fiscal Period End" has the meaning set forth in
Section 4.6 below.

         1.22 "Nasdaq Share Price" means the average of the closing ask and bid prices as reported on the Nasdaq SmallCap Market.

         1.23 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.24 "Party" has the meaning set forth in the preface above.

         1.25 "Person" means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.26 "Purchase Consideration" has the meaning set forth in Section 2.2 below.

         1.27 "Purchase Shares" has the meaning set forth in Section 2.2 below.

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         1.28 "Securities Act" means the Securities Act of 1933, as amended.

         1.29 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(iii) purchase money liens and liens securing rental payments under capital lease arrangements (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (v) liens disclosed in Section 4.5 of the Disclosure Schedule attached hereto and incorporated herein.

         1.30 "Seller" has the meaning set forth in the preface above.

         1.31 "Subject Shares" has the meaning set forth in the recitals above.

         1.32 "Subscription and Registration Rights Agreement" or "Subscription Agreement" means the Subscription and Registration Rights Agreement & Stockholder's Certificate annexed hereto as Exhibit A to be entered into by each of the Seller, Brian Clifford, Jim Coyne and Jim Rae with the Buyer.

         1.33 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.34 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         1.35 "Telecom" has the meaning set forth in the recitals above.

         1.36 "Third Party Claim" has the meaning set forth in Section 8.2 below.

2        Purchase and Sale of the Subject Shares.

         2.1 Basic Transaction. Section 4.2 of the Disclosure Schedule sets forth the number of Subject Shares owned by the Seller. At the Closing, on and subject to the terms and conditions of this Agreement, the Seller will transfer, convey and deliver to the Buyer all of his right, title and interest in and to all of the Subject Shares for the consideration specified in this Section 2.

         2.2 Purchase Consideration. As consideration for the Subject Shares, the Buyer shall deliver to the Seller the purchase consideration (the "Purchase Consideration"), which shall consist of (i) an aggregate cash payment at Closing in the amount of U.S.$2,600,000 (the "Cash Payment"), which shall consist of $2,275,000 to Seller, $300,000 to Brian Clifford ("Clifford"), and $25,000 to Jim Rae ("Rae"), as set forth in Section 3.1.3 of the Disclosure Schedule, (ii) a cash payment in the amount of $500,000 plus interest, payable in 8 equal installments of principal after the Closing Date and (iii) the aggregate amount of 750,000 shares of the Buyer's common shares (the "Purchase Shares"), the issuance of such shares to be effected according to the terms of a separate Subscription and Registration Rights Agreement between the Seller and the Buyer. The payment of the Purchase Consideration described in (ii) above shall be evidenced by a promissory note of Buyer in the form attached hereto as Exhibit F (the "Note"), which the Buyer shall deliver at the Closing. The remaining Purchase Consideration shall be paid as provided below in this Section 2.2. At the Closing, the Buyer shall deliver to the Seller and Clifford the Cash Payment by wire transfer of immediately available funds to an account designated by the Seller. At the Closing, subject to the terms set forth in the Subscription Agreement, the Buyer shall deliver an

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irrevocable letter of direction to its transfer agent, American Stock Transfer and Trust Company, to issue the Purchase Shares in installments as follows: (i) On January 1, 2000: 145,589 Purchase Shares to Seller, 29,411 Purchase Shares to Clifford, 45,000 Purchase Shares to Jim Coyne ("Coyne") and 5,000 Purchase Shares to Rae, as set forth in Section 3.1.3 of the Disclosure Schedule; (ii) On January 1, 2001: 295,000 Purchase Shares to Seller and 5,000 Purchase Shares to Rae; and (iii) On January 1, 2002: 220,000 Purchase Shares to Seller and 5,000 Purchase Shares to Rae.

         2.3 Additional Consideration. Subject to the terms of this Section 2.3 and the Subscription Agreement, as additional consideration, Seller shall be paid an additional amount (the "Earn-Out Amount"), subject to the limitations on the Earn-Out Amount set forth in Section 2.3.5 below, of cash (the "Earn-Out Cash") or an additional number of Buyer's common shares (the "Earn-Out Shares") for the three year period (the "Earn-Out Period") commencing December 1, 1998. Buyer shall have discretion, on a year to year basis during the Earn-Out Period, in determining whether Buyer will pay Seller the Earn-Out Amount in: (x) Earn-Out Cash; (y) Earn-Out Shares; or, (z) part Earn-Out Cash and part Earn-Out Shares. However, should Buyer determine to pay Seller more than 60% of the Earn-Out Amount in Earn-Out Shares, then Seller shall have the option of accepting Buyer's determination or receiving up to a maximum of 40% of the Earn-Out Amount in Earn-Out Cash and the remainder in Earn-Out Shares. Buyer shall pay the Earn-Out Amount no later than 15 business days after the receipt by the Buyer of Telecom's audited financial statements for each fiscal year ending November 30 during the Earn-Out Period. Any Earn-Out Shares payable to Seller under this Section 2.3 shall be registered by the Buyer (at its sole expense) pursuant to the Securities Act within six (6) months from the date upon which Seller becomes entitled to such shares. The Earn-Out Amount will be based upon the following:

             2.3.1 If Telecom's audited earnings before taxes ("EBT") for the fiscal year ending November 30, 1999 ("1999 EBT") exceeds U.S.$1,300,000, (the exceeded amount hereinafter referred to as the "1999 Excess Amount"), then Seller will be entitled to an Earn-Out Amount. Buyer shall pay the Earn-Out Amount, subject to Section 2.3 above, as follows: (i) an amount of Earn-Out Cash equal to the 1999 Excess Amount or (ii) a number of Earn-Out Shares determined by dividing the 1999 Excess Amount by the Nasdaq Share Price for the 15 trading days prior to the date upon which Telecom's audited financial statements for the fiscal year ending November 30, 1999 are delivered to Buyer.

             2.3.2 If Telecom's EBT for the fiscal year ending November 30, 2000 ("2000 EBT") exceeds the greater of U.S.$1,500,000 or the 1999 EBT, (the exceeded amount hereinafter referred to as the "2000 Excess Amount"), then Seller will be entitled to an Earn-Out Amount. Buyer shall pay the Earn-Out Amount subject to Section 2.3 above, as follows: (i) an amount of Earn-Out Cash equal to the 2000 Excess Amount or (ii) a number of Earn-Out Shares determined by dividing the 2000 Excess Amount by the Nasdaq Share Price for the 15 trading days prior to the date upon which Telecom's audited financial statements for the fiscal year ending November 30, 2000 are delivered to Buyer.

             2.3.3 If Telecom's EBT for the fiscal year ending November 30, 2001 ("2001 EBT") exceeds the greater of U.S.$1,700,000, 1999 EBT or 2000 EBT (the exceeded amount hereinafter referred to as the "2001 Excess Amount"), then Seller will be entitled to an Earn-Out Amount. Buyer shall pay the Earn-Out Amount, subject to Section 2.3 above, as follows: (i) an amount of Earn-Out Cash equal to the 2001 Excess Amount or (ii) a number of Earn-Out Shares determined by dividing the 2001 Excess Amount by the Nasdaq Share Price for the 15 trading days prior to the date upon which Telecom's audited financial statements for the fiscal year ending November 30, 2001 are delivered to Buyer.

             2.3.4 For the purposes of calculating the Earn-Out Amount under
Section 2.3, the Parties agree that the audited EBT will be calculated as if the transactions contemplated in this

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Agreement have not occurred, excepting only the Adverse Consequences, and that
Telecom business was operated in the Ordinary Course of Business after the Closing of this Agreement. In addition to, but not in limitation of the forgoing, for the purposes of calculating EBT, the Parties agree to the following:

             2.3.4.1 all management fees and charges, allocations of parent corporation overhead or similar expense or charge whatsoever made by the Buyer or any of its affiliates, and any other charges made by the Buyer or its affiliates, against the income of Telecom shall be disregarded (other than (i) refinancings of current Telecom indebtedness, and (ii) increases in working capital lines of credit related solely to the business of Telecom;

             2.3.4.2 intercompany loans, interest, fees and other charges, actual or imputed, that Buyer imposes in connection with such borrowings shall be disregarded;

             2.3.4.3 all interest and other costs and charges incurred in connection with the Buyer's financing of the purchase of the Subject Shares shall be disregarded;

             2.3.4.4 depreciation and amortization shall be calculated as if the transactions contemplated hereby had not occurred;

             2.3.4.5 capital expenditures requested by Buyer shall be ignored;

             2.3.4.6 intercompany purchases or sales of goods or services shall be recalculated at an arm's-length, fair market value price; and

             2.3.4.7 the calculation of EBT under this Section 2.3 will take into account any Adverse Consequences actually due Buyer under this Agreement as a result of a breach by the Seller of any representations, warranties, and covenants contained in this Agreement.

             2.3.5 Limitations on Earn-Out Amount. The maximum Earn-Out Amount the Seller may earn during the Earn-Out Period shall be limited to: (i) 350,000 Earn-Out Shares; (ii) the equivalent value of 350,000 Earn-Out Shares in Earn-Out Cash; or (iii) a number of Earn-Out Shares and an amount of Earn-Out Cash, which together equal the value of 350,000 Earn-Out Shares. For purposes of clarity, the following examples show how the provisions of this Paragraph 2.3.5. will be applied:

             2.3.5.1 Example No. 1.

                     Facts: 1999 Excess Amount is $100,000 and the Nasdaq Share Price for the 15 trading days period prior to the date upon which Telecom's audited financial statements are delivered to the buyer is $5.00.

                     Results: Seller is entitled to, at Buyer's discretion,
(i) 20,000 Earn-Out Shares; (ii) $100,000 in Earn-Out Cash; or (iii) a number of Earn-Out Shares, valued at $5.00 per Earn-Out Share, and an amount of Earn-Out Cash, that together equal $100,000 in value. In either, (i), (ii), or
(iii), Seller would have earned the value of 20,000 Earn-Out Shares towards the maximum Earn-Out Amount.

             2.3.5.2 Example No. 2.

                     Facts: 1999 Excess Amount is $800,000 and the Nasdaq Share Price for the 15 trading days period prior to the date upon which Telecom's audited financial statements are delivered to the buyer is $2.00.

                     Results: Seller is entitled to, at Buyer's discretion,
(i) 350,000 Earn-Out Shares; (ii) $700,000 in Earn-Out Cash; or (iii) a number of Earn-Out Shares, valued at $2.00 per Earn-Out Share, and an amount of Earn-Out Cash, that together equal $700,000 in value. In

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either, (i), (ii), or (iii), Seller would have earned the maximum Earn-Out
Amount.

             2.3.5.3 Example No. 3.

                     Facts: 2000 Excess Amount is $1,000,000, the Nasdaq Share Price for the 15 trading days period prior to the date upon which Telecom's audited financial statements are delivered to the buyer is $2.00 and Seller has received 20,000 Earn-Out Shares as a result of a 1999 Excess Amount.

                     Results: Seller is entitled to, at Buyer's discretion,
(i) 330,000 Earn-Out Shares; (ii) $660,000 in Earn-Out Cash; or (iii) a number of Earn-Out Shares, valued at $2.00 per Earn-Out Share, and an amount of Earn-Out Cash, that together equal $660,000 in value. In either, (i), (ii), or
(iii), Seller would have earned the maximum Earn-Out Amount.

             2.3.5.4 Example No. 4.

                     Facts: 2000 Excess Amount is $1,000,000, the Nasdaq Share Price for the 15 trading days period prior to the date upon which Telecom's audited financial statements are delivered to the buyer is $5.00 and Seller has received 20,000 Earn-Out Shares as a result of a 1999 Excess Amount.

                     Results: Seller is entitled to, at Buyer's discretion,
(i) 200,000 Earn-Out Shares; (ii) $1,000,000 in Earn-Out Cash; or (iii) a number of Earn-Out Shares, valued at $5.00 per Earn-Out Share, and an amount of Earn-Out Cash, that together equal $1,000,000 in value. In either, (i), (ii), or
(iii), Seller would have theretofore earned the value of 220,000 Earn-Out Shares towards the maximum Earn-Out Amount.

         2.4 Acceleration of Delivery of Shares. Notwithstanding the dates set forth above for the delivery of the Purchase Shares and the Earn-Out Shares:

             2.4.1 Prior to the date on which the entire Earn-Out Amount has been earned or paid, if (i) Marvyn Budd ceases to be Chief Executive Officer of the Buyer or (ii) if any Person has acquired, or obtained the right to acquire all or substantially all of the assets of the Buyer or the Beneficial Ownership of 50% or more of the Buyer's outstanding common shares by purchase, option, right, consolidation or otherwise, (any of the forgoing events hereinafter referred to as a "Control Event"), then Seller shall have the option to immediately receive all remaining Purchase Shares not previously received and all Earn-Out Shares earned and not previously delivered. The Earn-Out Shares earned by the Seller prior to the Control Event shall be pro-rated accordingly, if necessary. If Seller exercise his option under this Section 2.4.1, then the Purchase Shares and the Earn-Out Shares shall immediately vest and be payable to the Seller and the Earn-Out Amount shall be deemed all earned and fully paid and no additional Earn-Out Amount shall be paid pursuant to Section 2.3 of this Agreement. Subject to the Subscription Agreement, in the event the Seller shall receive the Purchase Shares and the Earn-Out Shares as a result of the Control Event, the Purchase Shares and the Earn-Out Shares shall be registered by the Buyer (at its sole expense) pursuant to the Securities Act within six (6) months from the date upon which Seller becomes entitled to such shares.

         2.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moskowitz Altman & Hughes LLP in New York, New York, or such other place as may mutually be determined by the Parties, on or about October 30, 1998 or upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will at the Closing itself) commencing at 9:00 a.m. local time (the "Closing Date"). In the event the Closing does not occur by November 16, 1998, which date may mutually be extended by the Parties in writing, the Parties agree that this Agreement shall immediately terminate and each Party shall bear

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their own expenses in connection with this Agreement.

         2.6 Closing Documents. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 7.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) the Seller has delivered to the Buyer stock certificates representing all of the Subject Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer has delivered to the Seller the Purchase Consideration in accordance with the terms and conditions set forth in Section
2.2 above.

3        Representations and Warranties Concerning the Transaction.

         3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete to Seller's Knowledge as of the date of this Agreement.

             3.1.1 Authorization of Transaction. Seller has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions except insofar as enforceability may be limited by bankruptcy, insolvency or other creditors' rights, laws, or general principles of equity. Except as otherwise disclosed pursuant to or contemplated by this Agreement, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

             3.1.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

             3.1.3 Brokers' Fees. Except as set forth in Section 3.1.3 of the Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

             3.1.4 Investment. Seller (i) understands that the Purchase Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Purchase Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchase Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Purchase Shares.

             3.1.5 Subject Shares. The Seller holds of record and owns beneficially the Subject Shares as set forth in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that

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could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Telecom (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Telecom.

         3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

             3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

             3.2.2 Authorization of Transaction. The Buyer has all necessary power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions except insofar as enforceability may be limited by bankruptcy, insolvency or other creditors' rights, laws or general principles of equity. Except as otherwise disclosed pursuant to or contemplated by this Agreement, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

             3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

             3.2.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

             3.2.5 Investment. The Buyer is not acquiring the Subject Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Purchase Shares have been issued in accordance with valid exemptions from registration under federal and applicable state securities laws. The information delivered to Seller pursuant to Section 3.1.4(iv) and Buyer's filings with the Securities and Exchange Commission do not contain any untrue statement of a material fact, or fail to state any material fact necessary to make the statements made therein not misleading.

4        Representations and Warranties Concerning Telecom. The Seller
represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete to Seller's Knowledge as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1 Organization, Qualification, and Corporate Power. Telecom is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Telecom is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not have a Material Adverse Effect on Telecom. Telecom has all necessary corporate power and authority and all governmental licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to obtain such licenses would not have a Material Adverse Effect on Telecom.
Section 4.1 of the Disclosure Schedule lists the directors and officers of Telecom. The Seller has delivered to the Buyer correct and complete copies of the articles of incorporation and bylaws of Telecom (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Telecom are correct and complete in all Material respects. Telecom is not in default under or in violation of any Material provision of its articles of incorporation charter or bylaws.

         4.2 Capitalization. The entire authorized capital stock of Telecom consists of 1,000 shares of common stock, no par value, of which 1,000 are issued and outstanding. All of the issued and outstanding shares of Telecom's common stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Telecom to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Telecom. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Telecom.

         4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Telecom is subject or any provision of the charter or bylaws of any of Telecom or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Telecom is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Telecom need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         4.4 Brokers' Fees. Telecom does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         4.5 Title to Assets. Except as set forth in Section 4.5 of the Disclosure Schedule, Telecom has good title to, or a valid right to use the properties and assets used by it, located on its premises, or shown in the Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

         4.6 Financial Statements. Attached hereto as Exhibit B are the audited balance sheet and statements of income, changes in stockholders' equity, and cash flow (collectively the "Financial Statements") as of and for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 (the "Most Recent Fiscal Year End") for Telecom and the unaudited Financial Statements as of and for the eight months ended August 31, 1998 (the "Most Recent Fiscal Period End") for Telecom, except the cash flow statement for the Most Recent Fiscal Period End. Except as set forth in the Disclosure Schedule, the Financial Statements (including the notes that may be required by GAAP) have been prepared in accordance with GAAP (except the Financial Statements for the Most Recent Fiscal Period do not contain notes thereto and year-end adjustments required by GAAP) applied on a consistent basis throughout the period covered thereby, present fairly in all

Material respects the financial condition and the results of operations of Telecom as of such periods, are correct and complete in all Material respects, and are consistent with the books and records of Telecom (which books and records are correct and complete in all Material respects), subject, in the case of the Financial Statements for the Most Recent Fiscal Period, to normal recurring year-end adjustments consistent with Telecom's past practices.

         4.7 Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 4.7 of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Telecom.
Without limiting the generality of the foregoing, since that date:

             4.7.1 Telecom has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

             4.7.2 Telecom has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business.

             4.7.3 no party (including Telecom) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Telecom is a party or by which it is bound;

             4.7.4 Telecom has not imposed any Security Interest upon any of its assets, tangible or intangible;

             4.7.5 Telecom has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

             4.7.6 Telecom has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

             4.7.7 Telecom has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;

             4.7.8 Telecom has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

             4.7.9 Telecom has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

             4.7.10 Telecom has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

             4.7.11 there has been no change made or authorized in the articles of incorporation or bylaws of Telecom;

             4.7.12 Telecom has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

             4.7.13 Telecom has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

             4.7.14 Telecom has not experienced any Material damage, destruction, or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business;

             4.7.15 Telecom has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

             4.7.16 Telecom has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

             4.7.17 Telecom has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

             4.7.18 Telecom has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

             4.7.19 Telecom has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

             4.7.20 Telecom has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

             4.7.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Telecom; and

             4.7.22 Telecom has not committed to do any of the foregoing.

         4.8 Undisclosed Liabilities. Telecom does not have any Material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Material Liability), except for (i) Liabilities set forth on the face of the Financial Statements; (ii) Liabilities disclosed on the Disclosure Schedule; and (iii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         4.9 Legal Compliance. Telecom has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) in all Material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Telecom alleging any failure so to comply.

         4.10 Tax Matters.

              4.10.1 Except as set forth in Section 4.10.1 of the Disclosure Schedule, Telecom has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Telecom (whether or not shown on any Tax Return) have been paid. Telecom is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Telecom does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Telecom that arose in connection with any failure (or alleged failure) to pay any Tax.

              4.10.2 Telecom has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              4.10.3 Neither the Seller nor any director or officer (or employee responsible for Tax matters) of Telecom expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Telecom either (i) claimed or raised by any authority in writing or (ii) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of Telecom has Knowledge based upon personal contact with any agent of such authority. Section 4.10 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Telecom for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Telecom since December 31, 1993.

             4.10.4 Telecom has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             4.10.5 Telecom has not filed a consent under Code Section 341(f) concerning collapsible corporations. Telecom has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Telecom has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). [Telecom has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.] Telecom is not a party to any Tax allocation or sharing agreement. Telecom (i) has not been a member of an Affiliated Group (within the meaning of Code Section 1504(a) or similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was Telecom) or (ii) does not have any Liability for the Taxes of any Person (other than Telecom ) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             4.10.6 Section 4.10 of the Disclosure Schedule sets forth the following information with respect to Telecom as of the most recent practicable date: (i) the basis of Telecom in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Telecom.

             4.10.7 Except as set forth in Section 4.10.7 of the Disclosure Schedule, the unpaid Taxes of Telecom (i) did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Telecom in filing its Tax Returns.

         4.11 Intellectual Property.

              4.11.1 Except as set forth in Section 4.11.1 of the Disclosure Schedule, Telecom owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property, free and clear of any Security Interest or other restriction necessary for the operation of the business of Telecom as presently conducted. Each item of Intellectual Property owned or used by Telecom immediately prior to the Closing hereunder will be owned or available for use by Telecom on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth in Section
4.11.1 of the Disclosure Schedule, Telecom has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

             4.11.2 Telecom has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Telecom has, within the last 5 years from the date hereof, ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Telecom must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Telecom, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Telecom.

              4.11.3 Section 4.11.3 of the Disclosure Schedule (i) lists all of the trademarks, unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names used in Telecom's business, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) identifies each license, agreement, or other permission which Telecom has granted to any third party with respect to any of its Intellectual Property; and (iii) identifies each item of Intellectual Property that any third party owns and that Telecom uses pursuant to license, sublicense, agreement, or permission.

              4.12 Tangible Assets. Telecom owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair excluding inventory in various stages of remanufacturing (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

              4.13 Inventory. The inventory of Telecom consists of used office equipment held for resale, raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured (except as set forth on the Disclosure Schedule), and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserves set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Telecom. Section 4.13 of the Disclosure Schedule lists the inventory of Telecom as of the Most Recent Fiscal Period End. At Closing, there is no change in the inventory of Telecom set forth in Section 4.13 of the Disclosure Schedule other than changes in the Ordinary Course of Business.

         4.14 Contracts. Section 4.14 of the Disclosure Schedule lists the following contracts and other agreements to which Telecom is a party:

              4.14.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

              4.14.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Telecom, or involve consideration in excess of $5,000;

              4.14.3 any agreement concerning a partnership or joint venture;

              4.14.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

              4.14.5 any agreement concerning confidentiality or noncompetition;

              4.14.6 any agreement with any of the Seller or its affiliates (other than Telecom);

              4.14.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

              4.14.8 any collective bargaining agreement;

              4.14.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $5,000 or providing severance benefits;

              4.14.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

              4.14.11 any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Telecom; or

              4.14.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.14 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is the legal, valid, binding and enforceable obligation of Telecom, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable obligation of Telecom and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated orally or in writing to Telecom any provision of the agreement.

         4.15 Notes and Accounts Receivable. All notes and accounts receivable of Telecom are reflected properly on its books and records, are valid receivables subject to no known setoffs or counterclaims, are collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserves set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Telecom.

         4.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Telecom.

         4.17 Insurance. Section 4.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Telecom has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

              4.17.1 the name, address, and telephone number of the agent;

              4.17.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

              4.17.3 the policy number and the period of coverage;

              4.17.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              4.17.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Telecom nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated orally or in writing to Telecom or Seller any provision thereof. Telecom has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.17 of the Disclosure Schedule describes any self-insurance arrangements affecting any Telecom.

         4.18 Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which Telecom (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge specifically applicable to it or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.18 of the Disclosure Schedule are expected to result in any material adverse change in the business, financial condition, operations or results of operations of Telecom. None of the Seller and the director and officer (and employees with responsibility for litigation matters) of Telecom has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Telecom.

              4.18.1 Representation concerning Graphic Enterprises, Inc. v. TAS International, Inc. Notwithstanding the forgoing and anything contrary contained in this Agreement, other than the specific indemnity contained in Section 8.5 hereof, the Seller represents and warrants to the Buyer that the litigation entitiled Graphic Enterprises, Inc. v. TAS International, Inc. (the "TAS Action") in which Telecom is named as a Third Party Defendant by Graphic Enterprises, Inc., will not result in any material adverse change in the business, financial condition, operations or results of operations of Telecom other than the payment of attorneys' fees and expenses in connection with defending such action and settlement or judgment thereto not exceeding $75,000. To Seller's Knowledge, none of the Seller and the director and officer (and employees with responsibility for litigation matters) of Telecom has any reason to believe additional action, suit, proceeding, hearing, or investigation may be brought or threatened against Telecom in connection with the TAS Action.

         4.19 Product Warranty. Each product manufactured or sold by Telecom has been in conformity with all applicable Material contractual commitments and all express product warranties, and Telecom has no Material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Telecom. No product manufactured or sold by Telecom is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Section
4.19 of the Disclosure Schedule sets forth the standard terms and conditions of sale of Telecom (containing applicable guaranty, warranty, and indemnity provisions).

         4.20 Product Liability. Telecom does not have any Material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured or sold by Telecom.

         4.21 Employees. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with Telecom. Telecom is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the last five years. Telecom has not committed any unfair labor practice. None of the Seller and the directors and officers of Telecom has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Telecom.

         4.22 Employee Benefits.

              4.22.1 Definitions. For the purpose of this Section 4.22, the following terms shall have the meanings set forth below:

              4.22.1.1 "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

              4.22.1.2 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

              4.22.1.3 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

              4.22.1.4 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              4.22.1.5 "ERISA Affiliate" means each entity which is treated as a single employer with Telecom pursuant to the relevant provisions of Code Section 414.

              4.22.1.6 "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

              4.22.1.7 "PBGC" means the Pension Benefit Guaranty Corporation.

              4.22.2 Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan that Telecom maintains or to which Telecom contributes.

              4.22.2.1 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

              4.22.2.2 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              4.22.2.3 Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

              4.22.2.4 As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

              4.22.2.5 The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

              4.22.3 With respect to each Employee Benefit Plan that Telecom or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes, or has been required to contribute during the prior six years:

              4.22.3.1 No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

              4.22.3.2 Telecom has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         4.23 Guaranties. Telecom is not a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.24 Environmental, Health, and Safety Matters.

              4.24.1 Each of Telecom and its predecessors and affiliates has complied and is in compliance with all Material Environmental, Health, and Safety Requirements which are applicable to it.

              4.24.2 Without limiting the generality of the foregoing, Telecom has obtained and complied with, and is in compliance with, in all Material respects, all applicable permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. Section 4.24 of the Disclosure Schedule lists all such permits, licenses and other authorizations.

              4.24.3 Neither Telecom nor the Seller has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         4.25 Certain Business Relationships with Telecom. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Seller nor any of his affiliates has been involved in any business arrangement or relationship with Telecom within the past 12 months and neither the Seller nor any of his affiliates owns any asset, tangible or intangible, which is used in the business of Telecom.

         4.26 Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5        Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         5.1 General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

         5.2 Notices and Consents. The Seller will cause Telecom to give any notices to third parties, and will cause Telecom to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4.3 above. Each of the Parties will (and the Seller will cause Telecom to) give any notices to, make any filings with, and use its best efforts to obtain any Material authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1.2, Section 3.2.3, and Section 4.3 above.

         5.3 Operation of Business. The Seller will not cause or permit Telecom to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit Telecom to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or
(ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.7 above.

         5.4 Preservation of Business. The Seller will cause Telecom to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         5.5 Full Access. Upon reasonable prior notice, the Seller will permit, and the Seller will cause Telecom to permit, representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Telecom.

         5.6 Notice of Developments. The Seller will give prompt written notice to the Buyer of any Material adverse development causing any of the representations and warranties in this Agreement to be untrue. Each Party will give prompt written notice to the other of any Material adverse development causing a breach of any of its own representations and warranties in Section 3 above.

         5.7 Exclusivity. Subject to Paragraph 14 the Letter of Intent between the Parties dated July 21, 1998, until the later of January 21, 1999 or the termination of this Agreement, the Seller will not cause or permit Telecom to:
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Telecom including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Until such date, the Seller will not vote his Subject Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Until such date, the Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6        Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         6.1 General. In case at any time after the Closing any further action is necessary or mutually desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Telecom; provided that Buyer will maintain, and will not destroy, all such documents, books, records, agreements and data for a six year period after the Closing, and during such period Seller, so long as he remains an employee of the Buyer, shall have the right to inspect such records at its reasonable request for legitimate purposes.

         6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Telecom, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         6.3 Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Telecom from maintaining the same business relationships with Telecom after the Closing as it maintained with Telecom prior to the Closing.

         6.4 Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller requests or is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         6.5 Covenant Not to Compete. In consideration of $30,000, an amount which is included in the Purchase Consideration, for a period of five (5) years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that Telecom conducts as of the Closing Date in any geographic area in which Telecom conducts that business as of the Closing Date; provided, however, that in the event the Seller owns any common shares of the Buyer or less than 1% of the outstanding stock of any publicly-traded corporation, the Seller shall not be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.6 Purchase Shares and Earn-Out Shares. The certificate or certificates representing the Purchase Shares and Earn-Out Shares, if any, shall be imprinted with a legend substantially in the following form:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS
         (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT WITH RESPECT TO THE SECURITIES OR (II) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR RULE 144A OF THE ACT.

The Seller may not transfer their Purchase Shares and Earn-Out Shares, if any, until they have first furnished the Buyer with (i) a written opinion satisfactory to the Buyer in form and substance from counsel satisfactory to the Buyer by reason of experience to the effect that the Seller may transfer his Purchase Shares and Earn-Out Shares, if any, as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee satisfactory to the Buyer in form and substance agreeing to be bound by the transfer contained herein. Transfer of the Purchase Shares and Earn-Out Shares, if any, by the Seller is further restricted as provided below. The restrictive legend described in this Section will be removed and all other requirements described in this Section will be terminated after all the Purchase Shares (or a portion thereof) and Earn-Out Shares (or a portion thereof), if any, are registered under the Securities Act and a written opinion satisfactory to the Buyer in form and substance from counsel satisfactory to the Buyer by reason of experience to the effect that the Seller may transfer such shares.

         6.7 Lock-up of Buyer's Common Shares. In the event the directors and principal officers of the Buyer, for the purpose of furthering the business and capital needs of the Buyer, unanimously agree to a binding "lock-up" of Buyer's common shares owned by them, the Seller shall accede to and comply with such "lock-up" with respect to Buyer's common shares (including the Purchase Shares and Earn-Out Shares, if any) owned by the Seller for a period of not more than 180 days.

         6.8 Lease Guaranty. Buyer shall guaranty Telecom's obligations under a certain commercial lease dated October 30, 1998, for the premises located at 285 and 295 Industrial Drive, Wauconda, Illinois 60084 between the Seller, as Landlord, and Telecom, as Tenant.

         6.9 Qualification of Telecom "Key Employees" for Management Stock Bonus Plan. Buyer, at its sole discretion, shall designate certain "key employees" of Telecom as participants in Buyer's Management Stock Bonus Plan.

         6.10 Subscription Agreement. Seller shall have entered into the Subscription and Registration Rights Agreement and Stockholder's Certificate with the Buyer substantially in the form set forth in Exhibit A attached hereto and the same shall be in full force and effect;

         6.11 Employment Agreement. Seller shall have entered into an Employment Agreement with the Buyer substantially in the form set forth in Exhibit C attached hereto and the same shall be in full force and effect.

7        Conditions to Obligation to Close.

         7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             7.1.1 the Buyer shall have obtained, on terms and conditions satisfactory to Buyer, the necessary financing required to both consummate the transactions contemplated hereby and fund the working capital requirements of Telecom after the Closing;

             7.1.2 the Seller and Telecom shall have entered into a commercial lease for the premises located at 285 and 295 Industrial Drive in the city of Wauconda, Lake County, Illinois, on terms and conditions satisfactory to the Parties;

             7.1.3 the Seller shall have filed releases in connection with all liens as set forth in Section 4.5 of the Disclosure Schedule and the terms and conditions of the termination of the liens shall be satisfactory to Buyer;

             7.1.4 the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

             7.1.5 the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

             7.1.6 no Material action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) Materially and adversely affect the right of the Buyer to own the Subject Shares and to control Telecom, or (iv) Materially and adversely affect the right of Telecom to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             7.1.7 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1.4 -- 7.1.6 is satisfied in all Material respects;

             7.1.8 As of the date immediately preceding the Closing, the Most Recent Financial Statement will not reflect an outstanding (i) note receivable in the amount greater than U.S.$250,000 from Seller and (ii) any accounts payable for "Barter Transactions," as the term is set forth in the Most Recent Financial Statement.

             7.1.9 the Seller shall have delivered or caused to be delivered to the Buyer stock certificates representing the Subject Shares, endorsed in blank or accompanied by duly executed assignment documents;

             7.1.10 Each of the Seller, Clifford, Coyne and Rae shall have entered into the Subscription and Registration Rights Agreement & Stockholder's Certificate with the Buyer substantially in the form set forth in Exhibit A and Exhibit A.1 attached hereto, and on terms and conditions satisfactory to the Parties, and the same shall be in full force and effect;

             7.1.11 the Seller shall have entered into an Employment Agreement with the Buyer substantially in the form set forth in Exhibit C attached hereto and the same shall be in full force and effect;

             7.1.12 the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

             7.1.13 the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Telecom other than those whom the Buyer shall have specified in writing prior to the Closing;

             7.1.14 the Buyer shall have received all corporate books and records of Telecom; and

             7.1.15 all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

             7.2.1 the Seller and Telecom shall have entered into a commercial lease for the premises located at 285 and 295 Industrial Drive in the city of Wauconda, Lake County, Illinois, on terms and conditions satisfactory to the Parties;

             7.2.2 Seller shall have received from American National Bank and Trust Company of Chicago ("American") a full release and discharge as guarantor under all loans made by American to Telecom;

             7.2.3 the representations and warranties set forth in Section 3.2 above shall be true and correct in all Material respects at and as of the Closing Date;

             7.2.4 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             7.2.5 no Material action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             7.2.6 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7.2.3 -- 7.2.5 is satisfied in all Material respects;

             7.2.7 the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller, and dated as of the Closing Date; and

             7.2.8 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all payment, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7.2 if he executes a writing so stating at or prior to the Closing.

8        Remedies for Breaches of this Agreement.

         8.1 Indemnification. Subject to the limitation set forth in this
Section 8, in the event either Party Materially breaches (or in the event any third party alleges facts that, if true, would mean such Party has Materially breached) any of its representations, warranties, and covenants contained herein, and provided that a claiming Party makes a written claim within a reasonable time for indemnification against the breaching Party pursuant to
Section 10.7 below, then the breaching Party agrees to indemnify the claiming Party from and against the entirety of any Adverse Consequences the claiming Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). All of the representations and warranties by the Seller contained in this Agreement, and Seller's obligation to indemnify thereunder, (excluding Section 4.10, Section
4.22 , Section 4.24 and Seller's representations and warranties relating to the TAS Action) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the later of April 15, 1999 or sixty (60) days after Telecom's audited financial statements for the fiscal year ended November 30, 1998 are delivered to the Buyer. All of the other representations and warranties of the Parties contained in Section 4.10, Section
4.22 and Section 4.24, including Seller's representations and warranties relating to the TAS Action, and Seller's obligation to indemnify thereunder, shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter subject to any applicable statutes of limitations; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in Section 4 (excluding Section 4.10, Section 4.22, Section 4.24, including Seller's representations and warranties relating to the TAS Action, and any Adverse Consequences resulting from wilful or intentional breach by any Party) above until the Buyer has suffered Adverse Consequences by reason of any one or all such breaches (or alleged breaches) in excess of a $150,000 aggregate threshold, and only to the extent of such excess.

             8.1.1 Indemnification Limitations. The liability of Seller under
Section 8, except for the liability of Seller set forth in Section 8.5, shall not exceed $3,100,000. Notwithstanding anything to the contrary contained in this Section 8.1, Buyer shall not be entitled to make any claim under the provisions of this Section 8.1 or Section 8.5 in respect of Adverse Consequences
(i) accruing in the Ordinary Course of Business of Telecom subsequent to the Closing Date or (ii) if any one or more Adverse Consequence individually or in the aggregate is less than $5,000. Notwithstanding anything to the contrary contained in this Section 8, the foregoing, and subject to the following provisions, the amount of Adverse Consequences payable by Seller to Buyer shall be limited by the following:

                   8.1.1.1 In computing the amount of Adverse Consequences, there shall be deducted therefrom an amount equal to the United States, federal, state or local income tax savings, if any, to which the Buyer or Telecom becomes entitled from the income tax deduction or deferral, if any, to which the Buyer or Telecom shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Adverse Consequences;

                   8.1.1.2 In the event that Adverse Consequences are payable to the Buyer because all or a portion of the account receivables are not collected by Telecom, the Buyer shall cause Telecom to assign (without recourse) such accounts receivables (to the extent uncollected, and including any reserve for doubtful accounts receivable) to the Seller promptly after payment by the Seller of the Adverse Consequences becoming due as a result of such noncollection. Prior to making such assignment, Buyer shall use its reasonable best efforts to collect all of the accounts receivables and shall apply any payment received to accounts receivables in chronological order beginning with the oldest accounts receivables (and shall not advise any account debtor to direct the application of proceeds to accounts receivables in any other manner). After such assignment, the Seller may use any commercially reasonable means to collect the assigned account receivables, including a reassignment of such account receivables to a collection agency. If, after assignment to the Seller, Buyer receives payment from an account debtor which has an account receivable which has been assigned to the Seller, Buyer shall immediately deliver such payment, endorsed for transfer where necessary, to the Seller until all of the assigned account receivable with respect to such account debtor have been paid in full.

                   8.1.1.3 In computing the amount of Adverse Consequences, there shall be deducted therefrom an amount equal to the sum of (i) insurance proceeds to which the Buyer collects as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to Adverse Consequences, or (ii) all amount collected by Buyer as a result of claims against third parties which reduces the amount of Adverse Consequences. Buyer shall in good faith pursue and attempt to collect all insurance proceeds and all claims against third parties which would reduce the Adverse Consequences.

                   8.1.1.4 The Buyer shall not be entitled to recover Adverse Consequences with respect to any matter (including any breach of this Agreement by Seller) which was disclosed to Buyer under the Disclosure Schedule. If the Seller prove by a preponderance of the evidence that the matter which forms a basis for Buyer's claim for Adverse Consequences was disclosed in the Disclosure Schedule and Buyer then elected to close the transactions contemplated by this Agreement, then Buyer shall be deemed to have waived its claim for Adverse Consequences with respect to such matter.

                   8.1.1.5 The Buyer shall not be entitled to Adverse Consequences with respect to any contract, agreement, license, permit or other document which is nonassignable or nontransferable, or the failure of the Seller to obtain any consent or to fulfill any conditions imposed incident to the giving of any consent, if such nonassignability, nontransferability of need for consent or condition is disclosed on the Disclosure Schedule.

                   8.1.1.6 The sole remedy of the Parties for any monetary claims for damages resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby, whether such claims arise out of contract, tort or violation of law, shall be made pursuant to, and subject to the limitations of, this Section 8.

             8.1.2 Additional Indemnification Provisions. Notwithstanding the foregoing, neither Party shall be required to indemnify the other with respect to any breach of warranty, representation, agreement or covenant contained herein or in the attached documents unless the Party seeking indemnification (the "Indemnitee") shall, with reasonable promptness from the time the Indemnitee became aware of the Adverse Consequence, provide the Party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of any claim against the Indemnitee which shall serve as the basis for a claim by the Indemnitee pursuant to the terms hereof. The Indemnitor shall have the election to join in the defense of any such claim and the Indemnitee shall not settle or compromise any such claim unless it shall have first obtained the written consent of the Indemnitor or unless suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to the Indemnitor of such suit, to take action to defend the same; provided however, that the Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee unless such failure causes a material prejudice to the Indemnitor.

         8.2 Matters Involving Third Parties.

             8.2.1 If any third party shall notify either Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

             8.2.2 An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) such equitable relief sought by the Third Party Claim, if any, would not, if granted, result in a material adverse effect on the Indemnified Party's business, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

             8.2.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.2.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

             8.2.4 In the event any of the conditions in Section 8.2.2 above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not obtain the consent of the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

         8.3 Character of Indemnification Payments. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Consideration.

         8.4 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) either Party may have with respect to Telecom or the transactions contemplated by this Agreement. The Seller hereby agrees that it will not make any claim for indemnification against Telecom by reason of the fact that he or it was a director, officer, employee, or agent of Telecom or was serving at the request of Telecom as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         8.5 Specific Indemnification. The Seller shall indemnify Buyer for all Adverse Consequences, including all legal expenses incurred by Telecom and or Buyer, in excess of $75,000 (the "Repayment Amount") suffered by Telecom in connection with, arising out of, relating to, in the nature of, or caused by Telecom's involvement with the TAS Action. Notwithstanding anything contrary contained in this Agreement, the representations and warranties contained in this Agreement concerning the TAS Action shall survive the Closing hereunder, even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the Closing, and continue in full force and effect forever thereafter subject to any applicable statutes of limitations.

                   8.5.1 Limitation and Payment Under Specific Indemnification. Notwithstanding anything contrary contained in this Agreement, Seller's liability for any Repayment Amount under this Section 8.5, when combined with all other liabilities of Seller pursuant to this Section 8, shall not exceed the Purchase Consideration. The Repayment Amount that may be due to Buyer under this
Section 8.5 shall be paid by Seller up to a maximum Repayment Amount of $3,100,000 in cash, plus any Repayment Amount over $3,100,000, shall be offset by the value of the Purchase Shares due Seller under this Agreement, and any additional Repayment Amount shall be offset by the value of Earn-Out Shares that may be due Seller under this Agreement. For the purposes of the offset, the value of the Purchase Shares and Earn-Out Shares shall be the Nasdaq Share Price as of the settlement or disposition date of the TAS Action. The Buyer shall have the option of recouping all or any part of any Repayment Amount, subject to the limitations contained herein, by reducing the principal amount outstanding under the Note, should there be any amount of the Note remaining unpaid at the time that the Repayment Amount becomes due .

             8.5.2 Additional Limitation. Buyer shall not be entitled to make any claim under the provisions of this Section 8.5 in the event that Buyer causes Telecom to settle the TAS Action without Seller's written consent.

9        Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

         9.1 Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Telecom for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Telecom shall reimburse Buyer for Taxes of Telecom with respect to such periods within fifteen (15) days after payment by Buyer or Telecom of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements.

         9.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Telecom for Tax periods which begin before the Closing Date and end after the Closing Date. Telecom shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements. (For purposes of this Section 9.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Telecom.

         9.3 Cooperation on Tax Matters.

             9.3.1 Buyer, Telecom and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Telecom and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Telecom relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Telecom or Seller, as the case may be, shall allow the other party to take possession of such books and records.

             9.3.2 Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), provided however, that any such efforts shall not result in any additional Taxes payable by the Seller due to such efforts.

         9.4 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Telecom shall be terminated as of the Closing Date and, after the Closing Date, Telecom shall not be bound thereby or have any liability thereunder.

         9.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any Illinois Gains Tax, Illinois Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10       Miscellaneous.

         10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Buyer will use its reasonable best efforts to advise the Seller prior to making the disclosure).

         10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument This Agreement shall become effective when one or more counterparts have been signed and delivered to the other Party via facsimile or in any other comparable manner followed by a delivery of the original signed Agreement by express courier to the Party.

         10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                       Copies to:
         John Einarsen, President                Alexander P. Fraser, Esq.
         Telecom Corporation of Chicago          Michael Best & Friedrich LLP
         285 Industrial Drive                    100 East Wisconsin Avenue
         Wauconda, Illinois 60084                Milwaukee, Wisconsin 53202-4108
         Tel: (847) 487-8100, Ext. 1311          Tel: (414) 271-6560

                                                 Jonathon D. Kron, Esq.
                                                 Thermo-Shield, Inc.
                                                 661 Glenn Avenue
                                                 Wheeling, Illinois 60090
                                                 Tel: (847) 520-4700, Ext. 117

         If to the Buyer:                        Copy to:
         Marvyn Budd, President                  Stanley Moskowitz, Esq.
         Officeland Inc.                         Moskowitz Altman & Hughes LLP
         312 Dolomite Drive                      11 East 44th Street, Suite 504
         Downsview, Ontario, Canada M3J 2N2      New York, NY 10017
         Tel: (416) 736-4000                     Tel: (212) 953-1121

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. The Parties agree to the exclusive jurisdiction of the courts of (i) New York or the United States District Court for the Southern District of New York in the event an action is commenced hereunder by the Seller ; or (ii) Chicago, Illinois or any United States District Court sitting in Chicago, Illinois in the event an action is commenced hereunder by Buyer. Each of the Parties hereto agrees that process may be served upon them in any manner authorized by the laws of the jurisdiction determined in accordance with the previous sentence and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party to be charged. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.11 Expenses. Each of the Parties and Telecom will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Seller hereby assumes and agrees to reimburse Telecom within five days of the Closing Date for fees paid by Telecom prior to the Closing for legal and accounting fees and expenses in connection with this Agreement and the transactions contemplated hereby in excess of U.S.$50,000.

         10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         10.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.14 Specific Performance. Seller acknowledges and agrees that the Buyer would be damaged irreparably in the event Seller breaches his covenant not to compete as set forth Section 6.5 of this Agreement. Accordingly, Seller agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of said covenant not to compete and to enforce specifically said covenant not to compete in any action instituted in any state or federal court sitting in the State of Illinois.

         10.15 Currency. All references to currencies contained in this Agreement are in United States dollars.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


Officeland Inc.



By: /s/  Marvyn Budd
    -------------------------
    Marvyn Budd, President

/s/ John Einarsen
--------------------------
John Einarsen



Exhibit           Document
-------           --------

Exhibit A         Form of Seller Subscription and Registration Rights Agreement
                  & Stockholder's Certificate

Exhibit A.1       Form of Consultant Subscription and Registration Rights
                  Agreement & Stockholder's Certificate

Exhibit B         Financial Statements

Exhibit C         Form of Employment Agreement

Exhibit D         Form of Opinion of Counsel to the Seller

Exhibit E         Form of Opinion of Counsel to the Buyer

Exhibit F         Officeland Inc. Promissory Note

Disclosure Schedule Exceptions to Representations and Warranties Concerning Telecom